UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2024

Velocity Financial, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39183	46-0659719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30699 Russell Ranch Road, Suite 295 Westlake Village, California	91362
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (818) 532-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VEL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation.

On February 5, 2024, we entered into note purchase agreements (collectively, the “2029 Note Purchase Agreement”) for the issuance of an aggregate $75,000,000 principal amount of 9.875% Senior Secured Notes due 2029 (the “2029 Notes”). The 2029 Note Purchase Agreement was entered into among Velocity Financial, Inc., as the guarantor of the 2029 Notes (the “Guarantor”), our wholly owned subsidiary Velocity Commercial Capital, LLC, as the issuer of the 2029 Notes (the “Issuer”), U.S. Bank Trust Company, National Association, as collateral agent (the “Collateral Agent”) and the several respective purchasers of the 2029 Notes.

The Issuer issued the 2029 Notes on February 5, 2024. The 2029 Notes are guaranteed by Velocity Financial, Inc. The 2029 Notes will mature on February 15, 2029, subject to earlier prepayment, redemption or repurchase. Interest on the 2029 Notes is payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2024. The terms of the 2029 Notes provide for optional redemption prior to their maturity, on the terms and conditions and at the prices specified in the 2029 Note Purchase Agreement. Upon a change of control, as defined in the 2029 Note Purchase Agreement, the holders of the 2029 Notes may require the Issuer to repurchase the 2029 Notes at 101% of outstanding principal amount plus accrued but unpaid interest. The 2029 Notes and related guarantee are senior obligations of the Issuer and the Guarantor, respectively, and secured by liens on substantially all assets of the obligors, other than assets subject to securitization and warehouse financings and other customary exceptions and limitations.

Net proceeds from the issuance of the 2029 Notes will be used to originate new investments and for general corporate and other working capital purposes.

The 2029 Notes are secured on a pari passu basis with the Issuer’s $215,000,000 outstanding principal amount of 7.125% Senior Secured Notes due 2027, pursuant to the terms of an intercreditor agreement entered into in connection with the issuance of the 2029 Notes.

The 2029 Note Purchase Agreement contains affirmative and negative covenants, including financial covenants regarding minimum net asset value, net non-securitization debt to equity ratio, collateral value, total collateral value and non-securitization senior debt service coverage ratio requirements.

The offer and sale of the 2029 Notes were made solely in private placement transactions exempted from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The 2029 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The foregoing descriptions of the 2029 Notes, related guarantee, 2029 Note Purchase Agreement and related security agreement and intercreditor agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the 2029 Note Purchase Agreement and related security agreement filed as Exhibits 4.1, 10.1, 10.2 and 10.3 and incorporated herein by reference.

The representations, warranties and covenants contained in the above-mentioned agreements were made only for purposes of those agreements and solely for the benefit of the parties to those agreements. The representations, warranties and covenants are a means of allocating contractual risk between parties and are not necessarily intended to establish particular matters as facts, may be subject to standards of materiality or other qualifications applicable to the agreements that differ from those applicable to investors and are not promises or guarantees of accuracy or of future actions or events. Investors should not rely on these representations, warranties or covenants.

Item 9.01	Exhibits.

Exhibit Number	Description

4.1	Form of 9.875% Senior Secured Note due 2029 of Velocity Commercial Capital, LLC (included in Exhibit 10.1 hereto).

10.1	Form of Note Purchase Agreement, dated as of February 5, 2024, among Velocity Financial, Inc., Velocity Commercial Capital, LLC, U.S. Bank Trust Company, National Association, as Collateral Agent and the respective purchasers of the Notes.

10.2	Security Agreement, dated as of February 5, 2024, among Velocity Financial, Inc., Velocity Commercial Capital, LLC and U.S. Bank Trust Company, National Association.

10.3.	Equal Priority Intercreditor Agreement, dated as of February 5, 2024, among Velocity Financial, Inc., Velocity Commercial Capital, LLC, U.S. Bank Trust Company, National Association as the 2027 Notes Collateral Agent and U.S. Bank Trust Company, National Association as the 2029 Notes Collateral Agent.

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Velocity Financial, Inc.
Date: February 6, 2024

/s/ Roland T. Kelly
Roland T. Kelly
Chief Legal Officer and General Counsel